                             ECKERD CORPORATION

                            8333 Bryan Dairy Road
                            Largo, Florida 34647


                          NOTICE OF ANNUAL MEETING
                              OF STOCKHOLDERS

                          To Be Held May 17, 1994


To the Stockholders of Eckerd Corporation:

      The annual meeting of the stockholders of Eckerd Corporation will be held at the corporate headquarters of the Company, 8333 Bryan Dairy Road, Largo, Florida 34647 on May 17, 1994 at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

      1. To elect three (3) directors each for a term of three years as set forth in the accompanying Proxy Statement;

      2. To ratify the selection by the Company's Board of Directors of the firm of KPMG Peat Marwick as independent auditors of the Company for the fiscal year ending
         January 28, 1995; and

      3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      Holders of shares of Common Stock of record at the close of business on April 1, 1994 will be entitled to vote at the meeting. A list of such holders shall be available at the headquarters of the Company for examination by any stockholder for a period of at least ten days before the meeting.

                                By Order of the Board of Directors

                                SIGNATURE
                                James M. Santo, Secretary



                                   IMPORTANT

         All stockholders are cordially invited to attend the meeting. Whether or not you plan to attend in person, you are urged to date and sign the enclosed Proxy and return it promptly in the envelope provided. This will assure your representation and a quorum for the transaction of business at the meeting.
         If you do attend the meeting in person, the Proxy will not be used if you so request.

                        ECKERD CORPORATION

                       8333 Bryan Dairy Road
                       Largo, Florida 34647


             PROXY STATEMENT - MEETING, May 17, 1994

                       GENERAL INFORMATION
    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Eckerd Corporation (the "Company" or "Eckerd") of proxies in the accompanying form to be voted at the Annual Meeting of the Company's stockholders to be held on May 17, 1994. Shares represented by each proxy properly executed and returned will be voted unless revoked. A stockholder may revoke a proxy at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Properly executed proxies will be voted as specified thereon, and in the absence of such specification will be voted for the three nominees for director in Class I and for approval of KPMG Peat Marwick as the Company's independent auditors. This Proxy Statement and the accompanying form of proxy, together with the Company's annual report to stockholders, are being mailed to stockholders on or about April 18, 1994.
    A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Directors shall be elected by a plurality of the votes cast in the election of directors. Under applicable Delaware law, broker non-votes, if any, will have no effect on the outcome of the vote. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in the tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted as present for purposes of determining whether a proposal has been approved.

                VOTING SECURITIES OF THE COMPANY
    As of the close of business on April 1, 1994, the record date for determining the stockholders entitled to vote at the Annual Meeting, there were issued and outstanding a total of 31,037,880 8shares of common stock, par value $.01 per share (the "Common Stock"), each share being entitled to one vote on each matter presented to the meeting. On March 31, 1994, the closing price for the Common Stock on the New York Stock Exchange was $21.875 per share.

              NOMINATION AND ELECTION OF DIRECTORS
                     The Board of Directors
    The Company's By-Laws provide that the business and affairs of the Company will be managed by, or under the supervision of, the Board of Directors, which held six meetings during the fiscal year. All of the directors attended at least 75% of the meetings of the Board and of the committees of which they were members, except Mr. Sidhu who attended 71% of such meetings.
   The Company's Restated Certificate of Incorporation provides that the Board of Directors shall consist of not less than three nor more than fifteen directors, with the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office. At present there are nine members who are divided into three classes, designated Class I, Class II and Class III, consisting of three directors each. The term of the Class I directors will expire on the date of the 1994 Annual Meeting; the term of the Class II directors will expire on the date of the 1995 Annual Meeting; and term of the Class III directors will expire on the date of the 1996 Annual Meeting.
   The Board has three standing committees: the Executive Committee, the Audit Committee and the Executive Compensation and Stock Option Committee. The Board does not have a Nominating Committee. The entire Board considers nominations for prospective directors.
   The Executive Committee meets on call during the intervals between Board of Directors' meetings and has authority to act on most matters requiring Board action. The Executive Committee did not meet during the fiscal year. Messrs. Dunn, Fitzgibbons and Turley (Chairman) are members of the Executive Committee.

   The Audit Committee reviews with management and with independent and internal auditors the annual results of operations, accounting and reporting policies and the adequacy of internal controls. The committee also recommends to the Board the independent auditors to serve for the following year, approves the type and scope of services to be performed by the auditors and reviews the related costs. The committee met two times during the fiscal year. Messrs. Doluisio, Dunn (Chairman) and Lehr are members of the Audit Committee, all of whom are non-management directors.
   The Executive Compensation and Stock Option Committee determines the compensation of the Company's officers and administers its stock option and management incentive plans. The committee met three times during the fiscal year. Messrs. Dunn, Fitzgibbons and Lehr (Chairman) are members of the Executive Compensation and Stock Option Committee, all of whom are non-management directors.
   Members of the Board of Directors who are not employees of the Company are paid for their services as members of the Board an annual fee of $18,000 and a fee of $1,500 for each Board or committee meeting attended, unless the committee meeting is held in conjunction with a Board meeting, in which case the committee member is paid a fee of $1,000 for attending the committee meeting. Employee directors receive no fee for Board or committee services.
   In 1986, Jack Eckerd Corporation, a Florida corporation ("Old Eckerd"), was merged into Eckerd Holdings, Inc., a Delaware corporation, which changed its name to Jack Eckerd Corporation. In August 1993, Jack Eckerd Corporation changed its name to the Eckerd Corporation.

            NOMINEES FOR ELECTION OF DIRECTORS IN CLASS I
                    WITH TERMS EXPIRING IN 1997
   The persons named in the Proxy will vote for the election of each of the nominees named below as directors in Class I for a term of three years until the Annual Meeting in 1997 and until their successors are elected and qualified. The shares represented by the enclosed proxy will be voted "for" the election of the three nominees unless otherwise directed. All elections for directors shall be decided by a plurality of the votes of the shares of Common Stock voting in person or by proxy, and entitled to vote on the election of directors at the Annual Meeting. The Company anticipates that all nominees will, if elected, be able to serve. If, for any reason, any nominee should become unavailable for election, which management does not anticipate, discretionary authority may be exercised to vote for a substitute nominee.
   John W. Boyle . . . Age 65. Mr. Boyle was appointed Vice Chairman of the Board in February 1993. Prior thereto he was Senior Vice President/Finance and Administration of the Company, a position he has held for more than the past five years. He joined Old Eckerd as Senior Vice President/Finance and Administration in 1983. Prior to joining Old Eckerd, Mr. Boyle served as Vice Chairman of the Board (1978-1980) and, thereafter, as Chairman of the Board (1980-1983) of May Department Store Co., St. Louis, Missouri. He has been a director of the Company since 1986, and was a director of Old Eckerd between 1983 and 1986.
   Dr. James T. Doluisio . . . Age 58. Dr. Doluisio is Dean of the College of Pharmacy, University of Texas, Austin, Texas.
Dr. Doluisio has been Dean since 1973 and has served as chairman of the American Pharmaceutical Association, the American Association of College of Pharmacy Council of Deans, the American Association for the Advancement of Science and as a trustee of the United States Pharmacopeia. He is also a director of COR Therapeutics, Inc. He has been a director of the Company since 1986.
   Rupinder S. Sidhu . . . Age 37. Mr. Sidhu has been a director of Merrill Lynch Capital Partners, Inc. ("Merrill Lynch Capital Partners") since 1988. He has been a Partner of Merrill Lynch Capital Partners since 1993; a Senior Vice President of Merrill Lynch Capital Partners since 1987; a Vice President of Merrill Lynch Capital Partners from 1985 to 1987; a Managing Director of the Investment Banking Division of Merrill Lynch & Co. ("ML&Co.") from 1989 to 1993; and a Director of the Investment Banking Division of ML & Co. from 1987 to 1989. He is also a director of Clinton Mills, Inc., First-USA, Inc., John Alden Financial Corporation and Wherehouse Entertainment, Inc. He has been a director of the Company since 1988.
   The Board of Directors recommends that stockholders vote "FOR" all three nominees.

         DIRECTORS IN CLASS II WITH TERMS EXPIRING IN 1995
   The following directors are in Class II and their terms expire on the date of the Annual Meeting in 1995 and until their successors are elected and qualified.
   Donald F. Dunn . . . Age 68. Mr. Dunn is retired Chairman of the Board and Chief Executive Officer of Maas Brothers/Jordan Marsh, a division of Allied Stores Corporation, New York, New York. In his 39-year career with Allied Stores, starting as an executive trainee, Mr. Dunn held numerous management positions including that of executive group manager of Allied Stores for Jordan Marsh and Maas Brothers in Florida, Cain-Sloan in Tennessee and Joske's in Texas. Mr. Dunn is also a director of Tech Data Corporation and Younkers, Inc. He has been a director of the Company since 1986.

   Alexis P. Michas . . . Age 36. Mr. Michas has been a director of Merrill Lynch Capital Partners since 1989. He has been a Partner of Merrill Lynch Capital Partners since 1993; a Senior Vice President of Merrill Lynch Capital Partners from 1990 to 1993; a Vice President of Merrill Lynch Capital Partners from 1987 to 1989; a Managing Director of the Investment Banking Division of ML & Co. since 1991; a Director of the Investment Banking Division of ML & Co. from 1990 to 1991; and a Vice President of the Investment Banking Division of ML & Co. from 1987 to 1989. He is also a director of Amstar Corporation, Borg-Warner Security Corporation, Borg-Warner Automotive, Inc. and Blue Bird Body Corporation. He has been a director of the Company since 1990.
   Francis A. Newman . . . Age 45. Mr. Newman is President, Chief Operating Officer and a director of the Company, positions he has held since July 6, 1993. Prior to joining the Company, Mr. Newman served as President, Chief Executive Officer and a director of F&M Distributors, Inc. ("F&M"), a drug store chain, since 1986. Prior to joining F&M, he was the Executive Vice President of Household Merchandising, a retail firm, from 1984 to 1985 and the Senior Vice President of Merchandising for F.W. Woolworth, a retail firm, from 1980 to 1984. Mr. Newman is also a director of FabriCenters of America, a retail firm.

        DIRECTORS IN CLASS III WITH TERMS EXPIRING IN 1996
   The following directors are in Class III and their terms expire on the date of the Annual Meeting in 1996 and until their successors are elected and qualified.
   Albert J. Fitzgibbons, III . . . Age 48. Mr. Fitzgibbons has been a director of Merrill Lynch Capital Partners since 1988. He has been a Partner of Merrill Lynch Capital Partners since 1993; an Executive Vice President of Merrill Lynch Capital Partners from 1988 to 1993; a Senior Vice President of Merrill Lynch Capital Partners from 1987 to 1988; a Managing Director of the Investment Banking Division of ML & Co. since 1978; and Vice President of Merrill Lynch from 1974 to 1988. He is also a director of Amstar Corporation, Borg-Warner Security Corporation, Borg-Warner Automotive, Inc., Consumer Markets, Inc., ESSTAR Corporation, AmeriFoods Companies, Inc., U.S. Foodservice, Inc. and United Artists Theatre Circuit, Inc. He has been a director of the Company since 1986.
   Lewis W. Lehr . . . Age 73. Mr. Lehr is former Chairman of the Board of 3M Company, St. Paul, Minnesota. In his 39-year career with 3M Company, starting as an engineer, Mr. Lehr held numerous management positions and from 1980 to March 1986, when he retired, was Chairman of the Board and Chief Executive Officer. He also serves as a director of Peregrine Semiconductor Corporation and various IDS Funds. He has been a director of the Company since 1986.
   Stewart Turley . . . Age 59. Mr. Turley is Chairman of the Board and Chief Executive Officer of the Company, positions he has held since 1986. He served as President of the Company from 1986 until July 1993. He joined Old Eckerd in 1966 and served as Senior Vice President (1971-1974) and President and Chief Executive Officer (1974-1975) prior to being elected to Chairman of the Board, President and Chief Executive Officer in 1975. He is also a director of Barnett Banks, Inc., Sprint Corporation and Springs Industries, Inc. He has been a director of the Company since 1986, and was a director of Old Eckerd between 1971 and 1986.

                       EXECUTIVE OFFICERS
   The name, age and office or principal occupation of the executive officers of the Company (not including executive officers who are also directors) who served during the year ended
January 29, 1994 and certain information relating to their business experience are set forth below:

Name                   Age     Position
Harry W. Lambert       60      Senior Vice President and President of
                               Eckerd Drug Company
Edward W. Kelly        48      Senior Vice President/Merchandising
Richard W. Roberson    47      Senior Vice President
James M. Santo         52      Senior Vice President/Administration and
                               Secretary
Samuel G. Wright       43      Senior Vice President/Finance
Robert L. Myers        48      Senior Vice President/Pharmacy
Robert D. Boos         54      Vice President
Oren M. Peacock        56      Vice President
Thomas E. Whiddon      41      Vice President/Treasurer

   Mr. Lambert has served as Senior Vice President of the Company and President of Eckerd Drug Company, formerly Old Eckerd's principal subsidiary and now the Company's principal division, ("Eckerd Drug Company"), for more than the past five years. He retired from both positions effective September 30, 1993. See "Separation Agreements."
   Mr. Kelly was appointed Senior Vice President/Merchandising in February 1993. Prior thereto he served as Vice President of Merchandising of Eckerd Drug Company, for more than the past five years.
   Mr. Roberson was Senior Vice President of the Company and
President of Eckerd Vision Group, positions he held from August
1988 until March 1994. In addition, Mr. Roberson was Chairman of the Board and Chief Executive Officer of Insta-Care Pharmacy
Services, Inc., a subsidiary of the Company from 1991 to 1994.
   Mr. Roberson served as Vice President/Controller and Treasurer of the Company prior to August 1988. Mr. Roberson resigned his employment in March 1994. See "Separation Agreements."
   Mr. Santo was appointed Senior Vice President/Administration in February 1993. Prior thereto he was Vice President/Legal
Affairs of the Company, a position he has held for more than the past five years. In addition, Mr. Santo was appointed Secretary of the Company effective January 1, 1992.
   Mr. Wright was appointed Senior Vice President/Finance in
February 1993. Prior thereto he was Vice President and Controller of the Company, a position he has held since September 1988. Mr.
Wright became Vice President of the Company in June 1986. In addition, Mr. Wright has served as Vice President of Finance of Eckerd Drug Company since May 1985.
   Mr. Myers was appointed Senior Vice President/Pharmacy in
February 1993. Prior thereto he was Vice President of the Company, a position he has held for more than the past five years. In addition, Mr. Myers has served as Vice President of Pharmacy Services of Eckerd Drug Company for more than the past five years.
   Mr. Boos was appointed Vice President of the Company in April
1991. In addition, Mr. Boos has been Vice President of Real
Estate and Development of Eckerd Drug Company since August 1985.
Mr. Boos joined Eckerd Drug Company in 1982.
   Mr. Peacock is Vice President of the Company, a position he has held for more than the past five years. Mr. Peacock is also a Senior Regional Vice President for the North Texas Region of
Eckerd Drug Company.
   Mr. Whiddon was Vice President and Treasurer of the Company, a position he held from September 1988 until March 1994. Mr.
Whiddon resigned his employment in March 1994.

             SECURITY OWNERSHIP OF CERTAIN PERSONS

   The following table sets forth information regarding the stock ownership as of March 26, 1994 of all persons known to the Company to be the beneficial owner of more than five percent of the Common Stock, the directors (which includes nominees) of the Company, the named executive officers and all directors and executive officers as a group:

                                               Number of
Name (1)                                      Shares (2)(3)     Percentage
Merrill Lynch Investors (4)                     14,697,104         46.45
The Equitable Life Assurance
Society of the United States (5)                 1,654,526          5.23

Directors (who are not named executive officers)
Dr. James Doluisio (6)                               6,437             *
Donald F. Dunn (7)                                  13,217             *
Albert J. Fitzgibbons, III (8)(9)                    4,717             *
Lewis W. Lehr (10)                                   9,017             *
Alexis P. Michas (8)(11)                             4,675             *
Rupinder S. Sidhu (8)(12)                            4,717             *

Named Executive Officers
Stewart Turley (13)                                567,623          1.79
John W. Boyle (14)                                 144,505             *
Francis A. Newman                                    5,400             *
Harry W. Lambert (15)                              271,894             *
Richard W. Roberson (16)                           119,999             *
Robert L. Myers (17)                                66,633             *

All directors and executive officers as a group
(18 individuals) (18)(19)                        1,651,781          5.19
_____________________________
* Less than one percent

<F1>(1) Table does not include J.P. Morgan Capital Corporation ("MCC"), which beneficially owns 1,036,400 shares of Common Stock and 605,022 shares of Non-Voting Common Stock. MCC may convert shares of Non-Voting Common Stock into shares of Common Stock to the extent that it would not own more than 4.9% of the voting securities of the Company. The address for MCC is 60 Wall Street, New York, New York 10260.
<F2>(2) Prior to the consummation of the initial public offering of the Common Stock in August 1993 (the "IPO"), certain members of management and certain other employees of Eckerd owned shares of Class B common stock, 60% of which was fully vested. The remaining non-vested shares of Class B common stock were designed to vest upon the achievement of specified levels of financial performance and other criteria. Immediately prior to the consummation of the IPO, all shares of vested Class B common stock and 50% of the non-vested shares of Class B common stock were exchanged for Common Stock at the rate of 0.69118 shares of Common Stock for each share of Class B common stock prior to the stock split effected in connection with the IPO (See "Compensation Committee Interlocks and Insider Participation"). The remaining shares of non-vested Class B common stock were exchanged at the same exchange ratio for shares of Common Stock subject to certain restrictions (the "Management Restricted Stock"). The Management Restricted Stock will vest automatically on July 31, 1998 provided that the holder thereof is then employed by the Company. The Management Restricted Stock may vest earlier over a three-year period upon the achievement by the Company of certain levels of performance as indicated by the market price of the Common Stock of the Company during each of the 12-month periods ended July 31, 1994, 1995 and 1996 (each of the dates or events upon which the Management Restricted Stock may vest is referred to as a "Restricted Stock Event").


<F3>(3) Does not include 1,409,522 shares of Common Stock beneficially owned by the Company Employees' Profit Sharing Plan (the "Plan") (4.45% of the Common Stock). The address for the plan is P.O. Box 4689, Clearwater, Florida 34618. NationsBank of Georgia, N.A. is the trustee of the Plan. The Company has irrevocably committed to deposit to the Plan 192,000 shares of Common Stock over fiscal 1994, 1995 and 1996.
<F4>(4) Shares of Common Stock are owned of record as follows: 941,148 shares by Merrill Lynch Interfunding, Inc., 9,816,294 shares by Merrill Lynch Capital Appreciation Partnership No. II, L.P., 249,567 shares by ML Offshore LBO Partnership No. II, 244,022 shares by ML Employees LBO Partnership No. I, L.P., 98,597 shares by Merrill Lynch KECALP L.P. 1986, 1,350,577 shares by Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P., 791,101 shares by ML Offshore LBO Partnership No. B-IX, 21,419 shares by MLCP Associates L.P. No. II., 133,856 shares by Merrill Lynch KECALP L.P. 1989, 895,676 shares by ML IBK Positions, Inc.,
        46,513 shares by Merchant Banking L.P. No. IV, 15,491 shares by
        ML Oklahoma Venture Partners, Limited Partnership and 92,843 shares by ML Venture Partners II, L.P. The address for each of the aforementioned record holders is c/o Merrill Lynch & Co., Inc., Merrill Lynch World Headquarters, North Tower, l8th Floor, New York, New York 10281-1201. The foregoing are collectively referred to herein as the "Merrill Lynch Investors".
<F5>(5) Includes 165,452 shares of Common Stock beneficially owned by
        Equitable Variable Life Insurance Company. The address for The Equitable Life Assurance Society of the United States and
        Equitable Variable Life Insurance Company is 1285 Avenue of the Americas, 19th Floor, New York, New York 10019.
<F6>(6) Total includes options covering 3,334 shares of Common Stock which are exercisable as of March 26, 1994 or within 60 days thereafter. Includes 277 shares of Management Restricted Stock which vest upon the occurrence of Restricted Stock Events.
<F7>(7) Total includes options covering 3,334 shares of Common Stock which are exercisable as of March 26, 1994 or within 60 days thereafter. Includes 277 shares of Management Restricted Stock which vest upon the occurrence of Restricted Stock Events.
<F8>(8) Messrs. Fitzgibbons, Michas and Sidhu are directors of the
        Company and officers of Merrill Lynch Capital Partners, ML & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Each disclaims beneficial ownership of shares of Common Stock beneficially owned by the Merrill Lynch Investors. The business address for Messrs. Fitzgibbons, Michas and Sidhu is 767 5th Avenue, 48th Floor, New York, New York 10153.
<F9>(9) Total includes options covering 3,334 shares of Common Stock which are exercisable as of March 26, 1994 or within 60 days thereafter. Includes 277 shares of Management Restricted Stock which vest upon the occurrence of Restricted Stock Events.
<F10>(10) Total includes options covering 3,334 shares of Common Stock which are exercisable as of March 26, 1994 or within 60 days thereafter. Includes 277 shares of Management Restricted Stock which vest upon the occurrence of Restricted Stock Events.
<F11>(11) Total includes options covering 4,675 shares of Common Stock which are exercisable as of March 26, 1994 or within 60 days thereafter, including options covering 295 shares of Common Stock which vest upon the occurrence of Restricted Stock Events.
<F12>(12) Total includes options covering 4,717 shares of Common Stock which are exercisable as of March 26, 1994 or within 60 days thereafter, including options covering 277 shares of Common Stock which vest upon the occurrence of Restricted Stock Events.
<F13>(13) Total does not reflect the 40,234 shares of Common Stock transferred by Mr. Turley to certain family members. Mr. Turley disclaims beneficial ownership of such shares. Total includes options covering 44,421 shares of Common Stock which are exercisable as of March 26, 1994 or within 60 days thereafter. Includes 28,081 shares of Management Restricted Stock which vest upon the occurrence of Restricted Stock Events but does not reflect the 6,650 shares of Management Restricted Stock transferred by Mr. Turley to certain family members. Mr. Turley disclaims beneficial ownership of such shares.
<F14>(14) Total does not reflect 127,393 shares of Common Stock transferred to certain irrevocable trusts established by Mr. Boyle. Mr. Boyle disclaims beneficial ownership of such shares. Total includes options covering 20,800 shares of Common Stock which are exercisable as of March 26, 1994 or within 60 days thereafter. Total does not reflect 15,432 shares of Management Restricted Stock which vest upon the occurrence of Restricted Stock Events transferred by Mr. Boyle to certain family members. Mr. Boyle disclaims beneficial ownership of such shares.
<F15>(15) Total includes options covering 20,800 shares of Common Stock which are exercisable as of March 26, 1994 or within 60 days thereafter. Includes 15,431 shares of Management Restricted Stock which vest upon the occurrence of Restricted Stock Events.
<F16>(16) Total includes options covering 10,400 shares of Common Stock which are exercisable as of March 26, 1994 or within 60 days thereafter. Includes 6,755 shares of Management Restricted Stock which vest upon the occurrence of Restricted Stock Events.
<F17>(17) Total includes options covering 6,500 shares of Common Stock which are exercisable as of March 26, 1994 or within 60 days thereafter. Includes 3,687 shares of Management Restricted Stock which vest upon the occurrence of Restricted Stock Events.
<F18>(18) The total number of all directors and executive officers as a group includes (i) Harry W. Lambert who retired from his positions with the Company effective September 30, 1993 and is currently a consultant and advisor to the Company, (ii) Richard
          W. Roberson who resigned his employment with the Company in March 1994, and (iii) Mr. Whiddon who resigned his employment with the Company in March 1994.
<F19>(19) Total includes options covering 168,524 shares of Common
          Stock which are exercisable as of March 26, 1994 or within 60 days thereafter, including options covering 941 shares of Common Stock which vest upon the occurrence of Restricted Stock Events. Total includes 78,500 shares of Management Restricted Stock which vest upon the occurrence of Restricted Stock Events.

                           EXECUTIVE COMPENSATION

    The following table sets forth certain information for the 1993, 1992 and 1991 fiscal years with respect to the Chief Executive Officer, each of the four most highly paid executive officers of the Company who were serving as executive officers at January 29, 1994 and one of the five most highly compensated executive officers of the Company during fiscal 1993 who was no longer an executive officer at January 29, 1994 (collectively, the "named executive officers").


                        SUMMARY COMPENSATION TABLE

                                                                  Long-Term
                           Annual Compensation                   Compensation

                                                       Awards (9)   Payouts
                                             Other     Number of   Long-Term   All
                                             Annual    Securities Incentive   Other
Name and Principal                        Compensation Underlying   Plan  Compensation
   Position (1)      Year  Salary  Bonus     (2)        Options   Payouts   (5)(6)
Stewart Turley,      1993 $601,467 $201,419 $      -      25,000  $138,750 $      -
  Chairman of the    1992  591,351  135,906  324,696(3)        -   133,200  469,097
  Board and CEO      1991  556,244  306,388        -           -    87,450        -

Francis A. Newman,   1993 $285,601 $250,00) $      -     215,000 $       - $      -
  President and Chief
  Operating Officer (4)

Harry W. Lambert,    1993 $361,467 $120,851 $      -          -  $ 83,750  $      -
  Senior Vice        1992  356,351   81,774  120,577          -    80,400   209,828
  President          1991  336,244  184,937        -          -    52,800         -
  President - Eckerd
    Drug Co.(7)

John W. Boyle,       1993 $319,467 $106,752 $      -     20,000  $ 72,500 $      -
  Vice Chairman      1992  311,351   71,408  168,935          -    69,600  297,251
  of the Board       1991  291,244  160,095        -          -    45,540        -

Richard W. Roberson, 1993 $187,297 $ 60,414 $      -     12,000  $ 42,250 $      -
  Senior Vice        1992  181,558   51,950   67,089          -    40,560  117,635
  President,         1991  170,244   62,926        -          -    26,400        -
  President - Eckerd
  Vision Group,
  Chairman of the
  Board and CEO
  Insta-Care (8)

Robert L. Myers,     1993 $142,197 $ 92,231 $     -      12,000 $ 31,875 $      -
  Senior Vice        1992  136,108   33,551   40,797          -   30,600   69,439
  President -        1991  128,744   68,823       -           -   19,800        -
  Pharmacy
_____________________________

<F1>(1) The Company entered into employment agreements with each of the named executive officers that provide for severance payments upon the occurrence of events such as death or termination. See "Employment Agreements."
<F2>(2) The amounts shown in this column consist of (i) tax "gross up"
        payments made with respect to certain compensation, including payments made with respect to the named executive officers' Management Notes (see note (6)) that are reflected under the heading "All Other Compensation," and (ii) with respect to Mr. Turley, certain perquisites. See Note (3).
<F3>(3) Included in this amount are an automobile allowance of $27,812 and payments for long-term disability insurance of $18,480.
<F4>(4) Mr. Newman's employment with the Company commenced on July 6,
        1993. Under Mr. Newman's employment agreement, the aggregate amount of his annual bonus and Long Term Incentive Plan payouts are guaranteed to be not less than $250,000 in each of 1993 and 1994.
<F5>(5) Each named executive officer participates in The Jack Eckerd
        Corporation Profit Sharing Plan (the "Profit Sharing Plan") and The Jack Eckerd Corporation Executive Excess Plan (the "Executive Excess Plan"). The Executive Excess Plan replaces benefits under the Profit Sharing Plan (and The Jack Eckerd Corporation Pension
        Plan) which are reduced under provisions

[FN]
<F5>(continued)
        of the Internal Revenue Code. The amounts allocable in 1993 to the named executive officers under the Profit Sharing Plan and the Executive Excess Plan (with respect to the Profit Sharing
        Plan) were not calculable as of the date hereof. The amounts allocable in 1992 are as follows: Mr. Turley, $16,622, Mr. Lambert, $9,870, Mr.Boyle, $8,533, Mr. Roberson, $3,106 and Mr. Myers, $3,122.
<F6>(6) The balances of the amounts shown in 1992 consist of the following amounts paid equaling the principal amounts due on certain notes ("Management Notes") of the named executive officers used to purchase certain convertible debentures (the "Convertible Debentures") of the Company and the excess, if any, of the interest due on their Management Notes over the interest payable by the Company on their Convertible Debentures: Mr. Turley, $452,475, Mr. Lambert, $199,958, Mr. Boyle, $288,718, Mr.
        Roberson, $114,529 and Mr. Myers, $66,317. In 1992, payment on the Management Notes was accelerated and the Company made additional payments to the named executive officers in an amount equal to the remaining principal amount due on their Management Notes. The Management Notes were repaid in full and there are no future obligations by the Company or the named executive officers on the Management Notes. See "Compensation Committee Interlocks and Insider Participation."
<F7>(7) Mr. Lambert retired from his position as Senior Vice President of the Company and President of Eckerd Drug Company and became a consultant to the Company effective September 30, 1993. Amounts paid to Mr. Lambert after September 30, 1993 which were included in his 1993 salary totaled $120,502. See "Separation Agreements."
<F8>(8) Mr. Roberson resigned from his employment with the Company effective March 31, 1994. See "Separation Agreements."
<F9>(9) No restricted stock was awarded during the year ended January
        29, 1994. As of January 29, 1994 the named executive officers' restricted stock holdings (number of shares and value) were as follows: Mr. Turley, 28,081, $554,600; Mr. Lambert, 15,431,
        $304,762; Mr. Roberson, 6,755, $133,411; and Mr. Myers, 3,687,
        $72,818, Mr. Newman and Mr. Boyle had no restricted stock holdings at January 29, 1994.


                   OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table presents information concerning grants of stock options during the 1993 fiscal year to each of the named executive officers. No stock appreciation rights were granted during the 1993 fiscal year.


                                    Individual Grants
                     Number    % of Total
                       of       Options/                                     Potential Realizable
                   Securities     SARs                                      Value at Assumed Annual
                   Underlying Granted to  Exercise   Market                   Rates of Stock Price
                    Options/   Employees   or Base  Price on                Appreciation for Option
                      SARs     in Fiscal  Price per  Date of Expiration              Term
Name                Granted     Year(1)     Share     Grant     Date       0%          5%         10%
Stewart Turley       25,000        2.9%    $14.00    $14.00   08/12/03  $      0  $  220,113  $   57,810

Francis A.
  Newman            200,000       23.4      10.00     14.00   08/12/03   800,000   1,257,789  3,187,485
                     15,000        1.8      14.00     14.00   08/12/03         0     132,068     334,686

Harry W. Lambert          -          -          -         -          -         -           -           -

John W. Boyle        20,000        2.3      14.00    14.00    08/12/03         0     176,090     446,248

Richard W.
  Roberson           12,000        1.4      14.00    14.00   08/12/03         0      105,564     267,749

Robert L. Myers      12,000        1.4      14.00    14.00   08/12/03         0      105,654     267,749
_____________________________

<F1>(1) Based on a total of 855,915 options granted to all employees.
        All options granted to the named executive officers were granted on August 12, 1993. Commencing three years after date of grant, the options (other than a portion of Mr. Newman's) are exercisable to the extent of 50% with an additional 25% exercisable after each of the next two successive years. Mr. Newman's grant of options with respect to 200,000 shares is exercisable to the extent of 25% in each of fiscal years 1994, 1995, 1996 and 1997.
<F2>(2) The market price on the date of grant used herein was the initial public offering price.

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                  AND FY-END OPTION/SAR VALUES (1)

   The following table presents information concerning the exercise of stock options during the 1993 fiscal year and the value of unexercised stock options at the end of the 1993 fiscal year with respect to the named executive officers. No SARs are currently outstanding.

                  Number of Securities            Value of
                      Underlying                 Unexercised
                      Unexercised                In-the-Money
                    Options/SARs at             Options/SARs at
                        FY-End                       FY-End
Name           (Exercisable/Unexercisable)  (Exercisable/Unexercisable)
Stewart Turley       44,421/25,000              $467,275/$143,750

Francis A. Newman       -0-/215,000                 $-0-/$2,036,250

Harry W. Lambert     20,800/-0-                 $218,800/$-0-

John W. Boyle        20,800/20,000              $218,800/$115,000

Richard W. Roberson  10,400/12,000              $109,400/$69,000

Robert L. Myers       6,500/12,000               $68,375/$69,000
_____________________________

<F1>(1) None of the named executive officers exercised any options during the 1993 fiscal year.


         LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR(1)

    The following table presents information regarding Long-Term
Incentive Plan Awards made during the 1993 fiscal year to each of the named executive officers.

                      Performance
                       or Other
                     Period Until   Estimated Future Payouts Under
                     Maturation or    Non Stock Price-Based Plans
Name                     Payout       Threshold  Target  Maximum
Stewart Turley         1993-1995       $30,073  $150,367 $300,734
Francis A. Newman      1993-1995        25,000   125,000  250,000
Harry W. Lambert       1993-1995         6,024    30,122   60,244
John W. Boyle          1993-1995        15,973    79,867  159,734
Richard W. Roberson    1993-1995            -         -        -
Robert L. Myers        1993-1995         7,110    35,549   71,099
____________________________

<F1>(1) All amounts shown represent grants made pursuant to the
        Company's Executive Three Year Bonus Plan. The bonus awards are granted annually and the payment of such awards are contingent on the attainment of certain performance criteria. The total payment with respect to a grant is based on the annual average increase in the Company's earnings before interest and taxes, as adjusted, and the average annual return on investment, during a three-year performance period consisting of the current year and the succeeding two years, subject to achieving certain specified minimum performance objectives for the three-year period, and are calculated as a percentage of a participant's annual base salary as of the beginning of a three-year performance period. The maximum amount of the bonus award is 50% of the participating executives' annual base salary at the beginning of a performance period. Since a target award is not applicable, the target amount is representative of the amount which would be paid on the payout date based on the previous fiscal year's performance results.

The Jack Eckerd Corporation Pension Plan

   The Jack Eckerd Corporation Pension Plan (the "Pension Plan") is qualified under the Code and is non-contributory. Employees who retire or terminate as vested participants are entitled to receive retirement benefits under a final average compensation formula. To the extent benefits cannot be provided under the Pension Plan due to the limitations imposed by Sections 415 and 401(a)(17) of the Code, such benefits will be provided for Messrs. Turley, Lambert and Boyle under The Jack Eckerd
Corporation Executive Excess Plan (the "Excess Plan") which is not qualified under the Code. Mr. Roberson and Mr. Myers do not participate in the Excess Plan. Mr. Newman is not eligible to participate in this plan because he has not met the minimum length of service requirement.
   The following table sets out the estimated Minimum Annual Retirement Benefits payable at age 65 for the noted levels of final average annual compensation and years of service:

                                    PENSION PLAN TABLE

   Final Average              Credited Years of Service (1)(2)
   Compensation     15 Years   20 Years   25 Years   30 Years   35 Years
    $  150,000      $ 35,550   $ 47,400  $ 59,250    $ 59,250    $59,250
       250,000        59,250     79,000    98,750      98,750     98,750
       350,000        82,950    110,600   138,250     138,250    138,250
       450,000       106,640    142,200   177,750     177,750    177,750
       550,000       130,350    173,800   217,250     217,250    217,250
       650,000       154,050    205,400   256,750     256,750    256,750
       750,000       177,750    237,000   296,250     296,250    296,250
       850,000       201,450    268,600   335,750     335,750    335,750
       950,000       225,150    300,200   375,250     375,250     75,250
     1,050,000       248,850    331,800   414,750     414,750    414,750
     1,150,000       272,550    363,400   454,250     454,250    454,250
     1,250,000       296,250    395,000   493,750     493,750    493,750
_________________________

<F1>(1) Pension Plan provides for a Minimum Annual Retirement Benefit at age 65 after 25 years of service equal to 24% of final average compensation plus 15.5% of final average compensation in excess of an employee's average Social Security maximum taxable wage base for the 35 years ending with the employee's Social Security normal retirement age. The Minimum Annual Retirement Benefit includes the income which could be provided by a monthly annuity for life purchased with the Profit Sharing Plan vested account balance. Final average compensation is the average compensation (including base salary, Key Management Bonus, and Executive Three-Year bonus)("Salary," "Bonus," and "Long-Term Incentive Plan Payouts" in the Summary Compensation Table) for the highest consecutive five of the final ten years of employment. It also includes certain perquisites. The retirement benefit amounts shown are age 65 single life annuity amounts and are not subject to any deduction for Social Security or other offset amounts. The years of service and the current level of compensation recognized for retirement purposes (which would be used to calculate average annual compensation) for the named executive officers are as follows: Mr. Turley, 27 years and $716,181, Mr. Lambert, 23 years and $431,788, Mr. Boyle, 10 years and $372,321, Mr. Roberson, 16 years and $223,319, and Mr. Myers, 22 years and $170,897. The final average compensation for retirement purposes for the relevant five year period is as follows: Mr. Turley $957,623, Mr. Lambert, $569,811, Mr. Boyle, $492,938, Mr. Roberson, $216,720,
        and Mr. Myers, $209,917.
<F2>(2) Mr. Newman is not eligible to participate in this plan because he has not met the minimum length of service requirements.

The Executive Supplemental Benefit Plan

   The Executive Supplemental Benefit Plan (the "ESBP") is a non-qualified, non-contributory plan that provides for supplemental retirement and death benefits for the executive officers, including the named executive officers, and other key management employees of the Company and its subsidiaries.
   The following table sets out the estimated annual benefits payable at age 65 for the noted levels of mid-point salaries:

    Covered Salary(1)                   Annual Benefit Payable(2)
        $100,000                                   $ 25,000
         200,000                                     50,000
         300,000                                     75,000
         400,000                                    100,000
         500,000                                    125,000
         600,000                                    150,000
         700,000                                    175,000
_____________________________

<F1>(1) Under the ESBP, the Company is obligated to pay a participant commencing at age 65 an annual amount equal to 25% of the participant's covered salary in equal monthly installments for 15 years. The covered salary is the mid-point salary of a salary range for a particular executive position that is calculated by the Company. It does not relate to the figures provided in the Summary Compensation Table. The mid-point range for 1993 recognized for retirement purposes of named executive officers are as follows: Mr. Turley, $512,400, Mr. Newman, $484,500, Mr. Lambert, $318,200, Mr. Boyle, $263,000, Mr. Roberson, $163,200
        and Mr. Myers, $135,000. The years of service for 1993 recognized for retirement purposes were the same as those provided with respect to the Pension Plan. The ESBP also provides that, in the event of the death of a participant prior to retirement, the participant's beneficiary is entitled to receive either (a) a lump sum payment equal to four times the participants covered salary, or (b) an amount equal to 90% of the participant's covered salary for the first year after death plus 45% of the covered salary annually for the next nine years.
<F2>(2) Assumes the sum of the participant's age and the number of years of service (which cannot be less than 5) is at least 70. If less than 70, benefits are prorated pursuant to a formula.

Employment Agreements

    Messrs. Boyle and Turley entered into employment agreements with the Company which became effective April 30, 1986 that provided for base salaries of $216,000 and $410,000, respectively, and for such bonuses under the Company's bonus plan as the board, in its discretion, shall determine. Each employment agreement provides for an initial term of employment of three years and, thereafter, is automatically renewed on a year-to-year basis, unless terminated by the Company or such employee.
   Each of the above employment agreements provides that (i) upon the death of the employee, the Company will make a lump sum payment to his beneficiary, estate or representative in an amount equal to his current annual base salary and (ii) upon involuntary termination of employment for disability or any reason other than for cause, the Company will make a lump sum payment to such employee equal to two times such employee's current annual base salary (or, if greater, the base salary which would have been paid to such employee during the remaining term of his employment agreement if he had not been terminated) plus a pro rata portion of any bonus payable to the employee under certain bonus compensation plans in the year of such disability or involuntary termination and, subject to certain limitations, will continue such employee's life, disability and hospitalization insurance and medical and dental plans for a two-year period. The employment agreement with Mr. Lambert and the Company, which provides similar terms, was terminated effective September 30, 1993 pursuant to a consulting agreement. See "Separation Agreements."
   In October 1988 the Company entered into an employment agreement with Mr. Myers that provides that upon involuntary termination of employment (except for cause) the Company will pay him a severance payment in an amount equal to his then current annual base salary in monthly installments plus a pro rata portion of certain bonus compensation payable under certain bonus plans, and, subject to certain limitations, the Company will continue certain insurance and medical benefits. The severance payments and benefits are payable for one year or 18 months, depending on length of service. The agreement is for a one-year term and is automatically renewed on a year-to-year basis, unless terminated by the Company or Mr. Myers. Mr. Roberson had an employment agreement which was terminated effective March 31, 1994 and had substantially the same terms as Mr. Myers's employment agreement. See "Separation Agreements."

   On June 9, 1993, the Company entered into an employment agreement with Mr. Newman whose period of employment as President of the Company commenced July 6, 1993. The agreement provides that upon involuntary termination of employment (except for cause) the Company will pay Mr. Newman a severance payment in an amount equal to two times his then current annual base salary in monthly installments plus a pro rata portion of certain bonus compensation payable under certain bonus plans, and subject to certain limitations, the Company will continue certain insurance and medical benefits. The severance payments and benefits are payable for two years. The agreement is for a two-year term and is automatically renewed on a year-to-year basis, unless terminated by the Company or Mr. Newman.

Separation Agreements
   Harry W. Lambert, who served as Senior Vice President of the Company and President of Eckerd Drug Company for more than the past five years, retired from both positions effective September 30, 1993. Mr. Lambert entered into a consulting agreement with the Company which became effective October 1, 1993 (the "Consulting Agreement"), pursuant to which Mr. Lambert has agreed to act as a consultant and advisor to the Company. In consideration of such services, Mr. Lambert is entitled to compensation in the amount of $30,000 per month until March 31, 1994 and $19,726 per month from April 1, 1994 until April 15, 1997, the date the Consulting Agreement terminates, and will continue to participate in certain of the Company's employee benefit programs.
   Richard W. Roberson, who served as Senior Vice President of the Company, President of the Vision Group and Chairman of the Board and Chief Executive Officer of Insta-Care, entered into a separation agreement with the Company effective as of March 31, 1994 in conjunction with the sale of the assets of the Vision Group to an investor group which includes Mr. Roberson. See "Certain Transactions." Under the terms of the separation agreement, the Company will pay Mr. Roberson an aggregate of $200,000 in quarterly payments of $25,000 commencing July 15, 1994 and ending on April 15, 1996, which payments are contingent upon his continued employment with Visionworks.

Compensation Committee Interlocks and Insider Participation
   The Company's Executive Compensation and Stock Option
Committee consists of Lewis W. Lehr, Donald F. Dunn and Albert J.
Fitzgibbons, III. Mr. Turley, an executive officer of the Company, was a member of the Executive Compensation and Stock
Option Committee until August 5, 1993, at which time he was replaced by Mr. Dunn. Mr. Fitzgibbons is Executive Vice President and a member of the Board of Directors of Merrill Lynch Capital
Partners and is a Managing Director of ML & Co., which are affiliates of the Company.
   Merrill Lynch Capital Partners is a Delaware corporation and a wholly owned subsidiary of ML & Co. which initiates and structures transactions commonly referred to as leveraged or management buyouts involving publicly owned companies, privately owned companies and subsidiaries and divisions of both publicly and privately owned companies, and manages a fund of equity capital committed by institutional investors for investment in the equity portion of leveraged buyout transactions.
   Merrill Lynch Capital Partners is the direct or indirect managing partner of Merrill Lynch Capital Appreciation
Partnership No. II, L.P., ML Offshore LBO Partnership No. II, ML
Employees LBO Partnership No. I, L.P., Merrill Lynch KECALP L.P.
1986, Merrill Lynch Capital Appreciation Partnership No. B-IX,
L.P., ML Offshore LBO Partnership No. B-IX, MLCP Associates L.P.
No. II, Merrill Lynch KECALP L.P. 1989, ML IBK Positions, Inc.,
Merchant Banking L.P. No. IV, ML Oklahoma Venture Partners,
Limited Partnership and ML Venture Partners II, L.P., which are stockholders of the Company. Merrill Lynch Interfunding, Inc., an affiliate of Merrill Lynch Capital Partners, is also a stockholder of the Company.
   In January 1987, the Company entered into a sale and leaseback agreement involving 72 Eckerd Drug stores, in a transaction arranged by and including certain affiliates of ML & Co. Pursuant to this agreement, the Company sold 72 Eckerd Drug stores for $48.1 million and is obligated to lease them back for a minimum term of ten years. The Company paid a fee equal to 11/2% of the sales price, or approximately $721,500, to an affiliate of ML &
Co. for arranging the transaction. Lease payments by the Company, payable semi-annually, are approximately $5.9 million per annum.
In addition, an affiliate of ML & Co. will receive a management fee of approximately $100,000 per annum, payable out of such lease payments during the term of the lease. The Company believes that the terms of this agreement were no less favorable to the Company than could have been obtained from unaffiliated third parties.
   In April 1989, the Company entered into a Master Lease (the
"Master Lease") with a third-party lessor ("Lessor") established by an affiliate of ML & Co. Under the Master Lease the Lessor finances the purchase of sites for development as Visionworks and Eckerd Drug stores and finances the construction of the buildings and the acquisition of equipment. The selection of sites and construction of improvements was undertaken by the Company acting as the Lessor's agent pursuant to a construction agency agreement
(the "Agreement for Lease"). Under the Agreement for Lease, the
Company constructed the improvements and leased the properties from the Lessor pursuant to the Master Lease. As of January 29, 1994, there were 12 stores leased under the Master Lease with a total acquisition and construction cost of approximately $18.4 million. The Company pays a structure fee to the ML & Co. affiliate equal to 1% of the cost of the land, building and equipment leased under the Master Lease plus an administration fee. The Company paid the ML & Co. affiliate fees totalling
$44,000 for the year ended January 29, 1994. The Company believes that the terms of this arrangement were no less favorable to the Company than could have been obtained from unaffiliated third parties.
   In July 1989, the Company entered into a Placement Agency
Agreement with Merrill Lynch Money Markets, Inc., an affiliate of
ML & Co. Under the Placement Agency Agreement, Merrill Lynch
Money Markets, Inc. acted as the exclusive Placement Agent for the private placement to accredited investors of the Company's unsecured notes with maturities of up to 270 days from date of issue. The Company did not pay Merrill Lynch Money Markets, Inc.
any amounts in connection with this facility during the year ended January 29, 1994. The Company believes that the terms of this arrangement were no less favorable to the Company than could have been obtained from unaffiliated third parties.
   Merrill Lynch Capital Partners formed EDS Holdings, Inc.
("EDS") and its wholly owned subsidiary, Eckerd Holdings II, Inc. ("EH II") in 1990 to acquire certain additional drug stores from Revco to be operated by Eckerd. Eckerd operated the stores as Eckerd Drug stores pursuant to a Management Agreement dated as of July 13, 1990 (the "EH II Management Agreement"). Pursuant to the EH II Management Agreement, EH II was required to pay Eckerd an annual management fee equal to 15% of the first $50.0 million of EH II's gross revenues and 3% of EH II's revenues in excess thereof. The EH II Management Agreement, however, permitted EH II to defer payment of the management fee. On June 15, 1993, the Company, EDS and EH II amended the EH II Management Agreement
(the "EH II Management Agreement Amendment"). Pursuant to the EH
II Management Agreement Amendment, EH II paid to Eckerd an accrued and previously deferred management fee, including interest payable thereon, of approximately $22.0 million and an advance, representing prepayment by EH II of the management fee to be earned by Eckerd in the future, of approximately $18.0 million. Such advance was evidenced by the EH II Note. EH II obtained the funds necessary for such payments from cash generated by its operations and from borrowings of approximately
$31.6 million under a new revolving credit and term 2loan agreement dated as of June 7, 1993. As of July 29, 1993, immediately prior to the consummation of the IPO on August 12, 1993, the Company and the stockholders of EDS (which included certain of the Merrill Lynch Investors and certain members of management) amended the Exchange Agreement dated as of July 23, 1990 to provide for the exchange of EDS common stock for Common
Stock at the rate of 1.95 shares of Common Stock for each share of EDS common stock (prior to a 2 for 3 reverse stock split effected in connection with the IPO). Such exchange rate was determined based upon the analysis and opinion of Bear, Stearns &
Co. Inc., one of the representatives of the underwriters in the IPO. The Merrill Lynch Investors owned approximately 74.14% of the common stock of EDS. Immediately thereafter, EDS was merged into Eckerd with EH II, containing 94 drug stores (representing the remaining stores acquired from Revco after others had been liquidated, sold or closed in the interim), becoming a wholly owned subsidiary of Eckerd, and the EH II Management Agreement was terminated.
   Certain members of management (the "Management Group") purchased, at the effective time of the acquisition of Old
Eckerd, an aggregate of $8.36 million principal amount of convertible debentures of the Company in exchange for $3.14 million in recourse notes and $5.22 million in non-recourse notes
(the "Management Notes"). In April 1992, the Management Notes, which then totaled $2.83 million, were paid in their entirety and the convertible debentures which totaled $8.09 million were exchanged for 1,304,289 shares of Class A common stock of Eckerd.
During 1992 and 1993 a total of seven members of the Management
Group left the Company. The Company repurchased the Common Stock
(507,939 shares) from these former members of the Management
Group for cash and notes totaling $13.35 million.
   On August 12, 1993, the Company completed the IPO in which it issued and sold 5,175,000 shares of Common stock for $14.00 per share. Merrill Lynch acted as one of the representatives of the underwriters in the IPO and received underwriting commissions and related fees of approximately $1.85 million in connection therewith.
   On November 2, 1993, the Company consummated the sale of $200.0 million aggregate principal amount of 91/4% Senior
Subordinated Notes due 2004 (the "Notes"). In its role as sole underwriter in the issuance of the Notes, Merrill Lynch received approximately $4.0 million in underwriting discounts from the Company.
   On March 31, 1994, the Company filed a registration statement for the public sale of approximately 5,750,000 shares (including
750,000 shares that the underwriters have the option to purchase to cover over-allotments, if any) of Common Stock (the
"Offering") to be sold by certain shareholders (the "Selling
Shareholders"). After consummation of the Offering, the Merrill
Lynch Investors will own approximately 37.51% of the outstanding
Common Stock (approximately 36.17% if the over-allotment option is exercised in full). As a result of such stock ownership, if the Merrill Lynch Investors and certain members of management were to vote together, they would continue to be in a position to elect the Board of Directors of the Company, to approve or disapprove of other matters requiring stockholder approval and to effectively control the affairs and policies of the Company.
Three of the nine members of the Board of Directors of the Company are employees of Merrill Lynch Capital Partners and serve as representatives of the Merrill Lynch Investors. The Selling
Stockholders have agreed to pay Merrill Lynch an underwriting commission in connection with the Offering, the Company has agreed to pay the expenses of the Offering and the Company and the Selling Stockholders have agreed to indemnify Merrill Lynch, as one of the underwriters, against certain civil liabilities including liabilities under the Securities Act of 1933, as amended.

     REPORT OF THE EXECUTIVE COMPENSATION AND STOCK OPTION
             COMMITTEE ON EXECUTIVE COMPENSATION

    The Executive Compensation and Stock Option Committee of the Board of Directors (the "Committee"), composed of three non-management directors of the Board of Directors of the Company, reviews the performance of the Company's executive personnel and develops and makes recommendations to the Board with respect to executive compensation policies. The Committee reviews, approves and submits to the Board for its acceptance the financial targets for the executive compensation program, long term incentive plans, incentive objectives for management for the upcoming fiscal year and salary increases for members of management.
   The Committee has access to independent compensation data and is authorized, if determined appropriate in any particular case, to engage outside compensation consultants.
   The objectives of the Committee are to support the achievement of desired company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance, and to make a portion of compensation relate specifically to the outcome of corporate performance. It is anticipated that in 1994 all compensation to executives will be fully deductible under Section 162(m) of the Internal Revenue Code. The Committee will undertake a complete review of all aspects of the executive compensation program during the year, including the prospective impact of the referenced Code section.
   The executive compensation program is generally comprised of base salary, performance bonuses in the form of the Key Management Bonus Plan, and long term incentives in the form of stock options and the Company's Executive Three Year Bonus Plan. The compensation program also includes various benefits, including a supplemental executive retirement program, health insurance plans and programs, and pension, profit sharing and retirement plans in which substantially all of the Company's employees participate. The following sections of this report contain information concerning each component of the Company's executive compensation program.

Base Salary
   In determining the base salary levels for the Company's executive officers, the Committee reviews independent compensation data which provide compensation information with respect to companies in the same or similar business, companies of similar size and companies with comparable locations. Based on a review of this information, the Committee attempts to set its base salaries at competitive levels. Because of its desire to maintain flexibility, the committee does not necessarily set its base salaries at a specific level relative to other companies. In each instance, base salary takes into account the individual's level of experience and the individual's performance on behalf of the company.

Key Management Bonus Plan
   Executives of the Company (including the named executive officers) as well as certain other employees participate in the Key Management Bonus Plan ("KMBP"). KMBP is a performance-based plan which takes into account the Company's overall financial performance for the previous fiscal year. Generally the plan considers the following three factors relating to Company performance for the previous fiscal year: the Company's earnings before interest and taxes; return on investment; and sales. In addition to these three factors, bonuses for certain executives (other than the named executive officers, except for Mr. Roberson and Mr. Myers) and for certain key employees are based upon financial indicators related to such officer's or employee's geographic business area or business group.

Executive Three Year Bonus Plan
   Bonus awards made under this plan are made annually based on the annual average increase in the Company's earnings before interest and taxes, as adjusted, and the average annual return on investment during a three year performance period consisting of the current year and the succeeding two years, subject to achieving certain specified minimum performance objectives for the three year period, and are calculated as a percentage of a participant's annual base salary at the beginning of a three year performance period. The maximum amount of the bonus award is fifty percent of the participating executives' annual base salary at the beginning of a performance period. The Board of Directors, upon recommendation of the Committee, determines which executives may participate in this Plan. All named executive officers participate in this Plan.

1993 Stock Option and Incentive Plan
   The Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize values for the Company's stockholders and therefore periodically recommends to the Board of Directors grants of stock options to the Company's employees, including its executive officers. The Committee believes that the grant of stock options provides a long term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and stockholder return, measured by the same index used by stockholders to measure company performance.
   The plan provides that 1,666,667 shares of common stock will be reserved for future issuance under the plan. Awards are available under the plan in the form of stock options, stock appreciation rights, limited stock appreciation rights, and restricted stock. The purpose of the plan is to advance the interest of the Company and its shareholders by providing eligible employees with an opportunity to acquire a proprietary interest in the Company, to increase their efforts on behalf of the Company, to promote the successful conduct of its business, and to provide them with an incentive to remain in the Company's employment. The Committee has the exclusive discretion to select the employees and the time or times at which awards will be granted, to determine the type, size and terms of each award, to modify the terms of any award and to determine when awards will be granted and paid.
   In general the Committee makes its awards based upon subjective factors such as relative position and responsibilities of each recipient, and historical and expected contributions of each recipient to the Company. In determining the amount of an award the Committee also considers the amount and terms of options and restricted stock already held by recipients.

      Chief Executive Officer Compensation and Company Performance

    The Chief Executive Officer's compensation for 1993 was earned pursuant to the executive compensation plans described in the preceding sections of this report. He participated in both the Key Management Bonus Plan and the Executive Three Year Bonus
Plan, and the performance factors and criteria on which his 1993 compensation was based are thus the same as those applicable to each of those plans, as summarized in the preceding sections. Because the KMBP and the Executive Three Year Bonus Plan are based upon the Company's earnings before interest and taxes, annual return on investment, and sales (KMBP only), a significant part of the Chief Executive Officer's compensation was tied directly to the Company's performance in these areas. The Chief Executive Officer's award under the 1993 Stock Option and Incentive Plan was based upon the Committee's consideration of the subjective factors of the Chief Executive Officer's relative position and responsibilities, and his historical and expected contributions to the Company.


                                       Lewis W. Lehr, Chairman
                                       Donald F. Dunn
                                       Albert J. Fitzgibbons, III

                       STOCK PERFORMANCE GRAPH
   The following graph represents the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on August 6, 1993 (the first date on which the Company's Common Shares were traded on the New York Stock Exchange) in the Company's Common Stock, and who invested $100 on July 31, 1993 in each of (i) the Standard and Poors Retail Stores-Composite Index, and (ii) the Standard & Poors 500 index.


[DESCRIPTION]
GRAPHIC #1: Line Graph Chart: COMPARISON OF 6 MONTH CUMULATIVE TOTAL RETURN*
            AMONG ECKERD CORPORATION, THE S & P 500 INDEX AND THE
            S & P RETAIL STORES-COMPOSITE INDEX

The following is a description of the above graph:

                         ECK
                              CUMULATIVE TOTAL RETURN
                                      8/93    1/94    3841CECK
ECKERD CORP DEL         ECK            100     133     04/08/94
S & P 500               I500           100     109     37411500
S & P STRS-COMPOSITE    IRSC           100     104     37411RSC

*$100 INVESTED ON 08/06/93 IN STOCK OR
 ON 07/31/93 IN INDEXES
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING JANUARY 29.

                           CERTAIN TRANSACTIONS

   The Company sold the business and assets of its Vision Group effective January 30, 1994 to an investor group which included Richard W. Roberson, President of Vision Group and Senior Vice President of the Company for an amount in cash and notes approximately equal to the book value of the assets. Mr. Roberson is not a member of the Board of Directors and took no part in the Board's decision to approve the sale to the investment group.

   See also "Compensation Committee Interlocks and Insider
Participation."

           RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
    Upon the approval of a majority of the stockholders the Board of Directors proposes to adopt a resolution appointing KPMG Peat Marwick as auditors of the Company for the ensuing year. KPMG Peat Marwick, and its predecessor, Peat, Marwick, Mitchell & Co., has audited the Company's books for the past 34 years. Representatives of KPMG Peat Marwick will be present at the meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

            STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING Stockholders of the Company who wish to make a proposal to be included in the Company's Proxy Statement and form of proxy for the Company's 1995 Annual Meeting of Stockholders must cause such proposal to be received by the Company at its principal office no later than December 20, 1994. All proposals must be a proper subject for action at the 1995 Annual Meeting, and should be sent to the attention of the Secretary, Eckerd Corporation, 8333 Bryan Dairy Road, Largo, Florida 34647.

                  EXPENSES OF PROXY SOLICITATION
    Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for their expenses in so doing. Certain officers and other regular employees of the Company may also request the return of proxies by telephone, mail, telegram or in person. In addition, MacKenzie Partners, Inc., New York, New York has been retained to aid in the solicitation of proxies for an estimated fee of $5,000, to be paid by the Company.


                             By Order of the Board of Directors


                             SIGNATURE
                             James M. Santo, Secretary
                             Eckerd Corporation


Date: April 18, 1994